SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K
Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
June 11, 2008 (June 5, 2008)
Date of Report (Date of earliest event reported)
RED LION HOTELS CORPORATION
(Exact Name of Registrant as Specified in Charter)

Washington	001-13957	91-1032187
(State or Other Jurisdiction	(Commission file number)	(I.R.S. Employer
of Incorporation)		Identification No.)
201 W. North River Drive
Suite 100
Spokane, Washington 99201
(Address of Principal Executive Offices, Zip Code)
(509) 459-6100
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(e) Effective June 5, 2008, we entered into a written employment agreement with George H. Schweitzer, and we amended and restated our existing employment agreements with John M. Taffin and Anthony F. Dombrowik. Under these new agreements, Messrs. Schweitzer and Dombrowik will continue to serve as our Senior Vice President, Hotel Operations, and Senior Vice President, Chief Financial Officer, respectively, and Mr. Taffin will assume the new position of Executive Vice President, Acquisitions and Development.
Base Salaries
The agreements provide for the following base salaries: Mr. Taffin, $220,500; Mr. Schweitzer, $210,000; and Mr. Dombrowik, $175,000. These base salaries are subject to annual review by, and increase at the discretion of, the Compensation Committee of our Board of Directors.
Term of Agreements; Restrictive Covenants
We will employ each executive through December 31, 2008, unless his agreement terminates earlier in accordance with its terms. Thereafter, each agreement will automatically renew for additional one-year periods, unless terminated by either party upon 120-days’ notice (a “Non-renewal Notice”) prior to the end of the initial or any renewal period. If not terminated earlier, the agreements with Messrs. Schweitzer and Dombrowik will terminate automatically on May 31, 2012. Following termination of an agreement for any reason, the executive will generally be prohibited from competing with us for a period of one year or soliciting any of our employees for a period of two years.
Annual Bonuses
If an executive attains the target performance measures determined under our Executive Officers Variable Pay Plan (“VPP”) for a particular year, shall be entitled, subject to the discretion accorded the Compensation Committee under the terms of the VPP to withhold a bonus otherwise payable, to a bonus equal to at least 30% of his base salary for that year. The maximum bonuses available to these executives under the VPP for 2008 are 50% of their respective base salaries.
Severance Arrangements
If we deliver a Non-Renewal Notice to an executive or terminate his agreement without cause, or if an executive terminates his agreement for good reason within six months following the occurrence of an event that constitutes good reason, then:
•	any stock options held by the executive will immediately vest and be exercisable, except that, in the case of Messrs. Schweitzer and Dombrowik, this will not apply to any stock option for which the exercise price is more than 10% higher than the closing market price of our common stock on the date of termination;

•	any stock granted to the executive will immediately vest, all restrictions on restricted stock issued to the executive will terminate, and any restricted stock awarded but not yet issued to the executive will be issued;

•	in the case of Mr. Taffin, we must provide a lump-sum severance payment equal to two times his cash compensation for the prior year (but not less than $441,000), plus the target award amount available under the VPP for the year in which the termination occurs (prorated for the portion of the year elapsed at the time of termination), plus a continuation of all life, health and insurance benefits for a two-year period;

•	in the case of each of Messrs. Schweitzer and Dombrowik, we must provide a lump-sum severance payment equal to his cash compensation for the prior year (but not less than $210,000 for Mr. Schweitzer and $175,000 for Mr. Dombrowik), plus the target award amount available under the VPP for the year in which the termination occurs (prorated for the portion of the year elapsed at the time of termination), plus a continuation of all life, health and insurance benefits for a one-year period; and

•	to the extent that the foregoing severance payments or benefits received by an executive are deemed “excess parachute payments” within the meaning of Section 280G(b)(1) of the Internal Revenue Code of 1986, as amended (the “Code”), and thereby result in the imposition upon the executive of the excise tax imposed by Section 4999 of the Code, we must pay the executive an additional amount (the “Gross-Up Payment”) such that the net amount retained by the executive, after deduction of (i) any excise tax payable on such excess parachute payments and the Gross-Up Payment, and (ii) any federal, state and local income and employment taxes payable on the Gross-Up Payment, is the same as it would have been if such excise tax had not been imposed.
The circumstances that constitute “good reason” entitling an executive to severance benefits following a voluntary termination of employment generally relate to: (i) assignment to the executive of duties materially inconsistent with the executive’s positions and responsibilities as described in the agreement; (ii) the removal of the executive from such positions; (iii) any material continuing breach of the agreement; and (iv) a change in our headquarters office following a change of control to a location more than 40 miles from the city limits of Spokane, Washington. However, the executive will not have good reason unless the executive gives us written notice of the occurrence of the specified conduct or event giving rise to his having good reason, and we fail to cure such conduct or event within 30 days after receipt of such notice.

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RED LION HOTELS CORPORATION
Dated: June 11, 2008	By:	/s/ Thomas L. McKeirnan
Thomas L. McKeirnan
Senior Vice President, General Counsel and Secretary